NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FRIDAY, MAY 24, 2002

             TO THE SHAREHOLDERS OF PENN TREATY AMERICAN CORPORATION

The Annual Meeting of Shareholders of Penn Treaty American Corporation will be held at Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania on Friday, May 24, 2002, at 9:00 a.m. to consider and vote upon the following proposals:

     1. to elect three persons to Penn Treaty's Board of Directors as Class III Directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and have been qualified;

     2.   to approve the 2002 Employee Incentive Stock Option Plan;

     3.   to ratify and approve the issuance of:

          o warrants to purchase shares of the Company's convertible preferred stock,

          o shares of convertible preferred stock upon the proper exercise of the warrants, and

          o shares of common stock upon proper conversion of the convertible preferred stock,

          all as provided in connection with the reinsurance agreement entered into with Centre Solutions (Bermuda), Limited;

     4. to ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for Penn Treaty and its subsidiaries for the year ending December 31, 2002; and

     5. to transact other business that properly comes before the Annual Meeting, or any adjournments or postponements.

Only those holders of our common stock of record at the close of business on April 8, 2002 shall be entitled to notice of, and to vote at, the Annual Meeting.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF PENN TREATY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.

                                            By Order of the Board of Directors,

                                            /s/  Sandra A. Kotsch
                                            -----------------------------------
                                                 Sandra A. Kotsch, Secretary


































Allentown, Pennsylvania
April 29, 2002

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2002

                             INTRODUCTORY STATEMENT
                             ----------------------

     Penn Treaty American Corporation is a Pennsylvania corporation with its principal executive offices located at 3440 Lehigh Street, Allentown, Pennsylvania 18103, telephone number (610) 965-2222. This Proxy Statement is being furnished to our shareholders in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of Penn Treaty to be held on May 24, 2002, at Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania at 9:00 a.m., or at any adjournment or postponement.

     This Proxy Statement and the accompanying proxy card are first being mailed to our shareholders on or about April 29, 2002. A copy of the Annual Report on Form 10-K, which includes financial statements for the fiscal year ended December 31, 2001, which are hereby incorporated by reference herein, is enclosed with this Proxy Statement.

     For your information, our subsidiaries are Senior Financial Consultants Company (the "Agency"), Penn Treaty Network America Insurance Company ("PTNA"), American Network Insurance Company ("ANIC"), American Independent Network Insurance Company of New York ("AINIC"), United Insurance Group Agency, Inc. ("UIG") and Network Insurance Senior Health Division ("NISHD").

                            ABOUT THE ANNUAL MEETING
                            ------------------------

What is the purpose of the Annual Meeting?

     At the Annual Meeting, shareholders will act upon the following matters: the election of three directors of Penn Treaty, each to serve for a three-year term expiring at the annual meeting of shareholders in 2005; the approval of the 2002 Employee Incentive Stock Option Plan; the ratification and approval of the issuance of the warrants, convertible preferred stock and common stock as agreed in connection with the reinsurance agreement entered into with Centre Solutions (Bermuda), Limited; the ratification of our selection of PricewaterhouseCoopers LLP as the independent public accountants for Penn Treaty and its subsidiaries for the year ending December 31, 2002; and any other business that may properly be brought before the Annual Meeting.

Who is entitled to vote?

     Only shareholders of record on the record date, which was the close of business on Monday, April 8, 2002, will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements. Each share of common stock is entitled to one vote.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person at the Annual Meeting.

What constitutes a quorum?

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the Annual Meeting. As of the record date, 19,877,737 shares of common stock were outstanding, held by 441 shareholders of record.

How does discretionary voting authority apply?

     If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, Alexander M. Clark, Matthew W. Kaplan and Domenic P. Stangherlin, to vote on the proposals and any other matters that may arise at the Annual Meeting.

What are the Board's recommendations?

     Unless you give other instructions on your proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

     o FOR election of the three nominees for director of Penn Treaty, Francis R. Grebe, Michael F. Grill and Gary E. Hindes; and

     o    FOR the approval of the 2002 Employee Incentive Stock Option Plan;

     o FOR the ratification and approval of the issuance of the warrants, convertible preferred stock and common stock as agreed in connection with the reinsurance agreement with Centre Solutions (Bermuda), Limited; and

     o FOR the ratification of our selection of PricewaterhouseCoopers LLP as the independent public accountants for Penn Treaty and its subsidiaries for the year ending December 31, 2002.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.


What vote is required to elect the Directors?

     The three nominees for Director receiving the highest number of votes cast by shareholders entitled to vote for Directors (there being no cumulative voting) will be elected to serve on the Board. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote.

What vote is required to approve the Employee Incentive Stock Option Plan?

     The approval of the Company's 2002 Employee Incentive Stock Option Plan will require the affirmative vote, either in person or by proxy, of the holders of shares representing at least a majority of the votes cast at the Meeting. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote.

What vote is required to ratify and approve the issuance of the warrants, convertible preferred stock and common stock as agreed in connection with the reinsurance agreement with Centre Solutions (Bermuda), Limited?

     The ratification and approval of the issuance of the warrants, convertible preferred stock and common stock as agreed in connection with the reinsurance agreement with Centre Solutions (Bermuda), Limited will require the affirmative vote, either in person or by proxy, of shares representing at least a majority of the votes cast at the Meeting. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Penn Treaty either a notice of revocation or a duly executed proxy bearing a date later than the date on the proxy you submitted. The powers of the proxy holders to vote your proxy will be suspended if you attend the Annual Meeting in person and request to change your vote or vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Who bears the cost of solicitation of proxies?

     We bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies for the Annual Meeting. We have retained the services of Georgeson Shareholder at a cost of approximately $5,500 to perform proxy solicitation activities on our behalf.

When are shareholder proposals due for the Year 2003 Annual Meeting?

     To be included in next year's proxy statement, shareholder proposals must be submitted in writing by December 30, 2002 to: Secretary, Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103. If any shareholder wishes to present a proposal to the 2003 annual meeting that is not included in Penn Treaty's proxy statement for that meeting and does not submit such proposal to the Secretary of Penn Treaty until after March 15, 2003, then the persons named in the proxy card for the 2003 annual meeting will be allowed to use their discretionary voting authority when the proposal is raised at the 2003 annual meeting, without any discussion of the matter in the proxy statement for that meeting.

                       PROPOSAL I - ELECTION OF DIRECTORS
                       ----------------------------------

     Our Board of Directors currently has nine members and is divided into three classes, each comprised of three Directors who serve for terms of three years and until their successors have been elected and qualified. The Board has nominated Francis R. Grebe, Michael F. Grill and Gary E. Hindes to be elected as Class III Directors of Penn Treaty, to hold office until the 2005 annual meeting and until their successors have been elected and qualified. James M. Heyer is standing for re-election as a Director of Penn Treaty. The nominees have each consented to serve if elected to the Board. If for any reason any of the nominees becomes unable or is unwilling to serve at the time of the Annual Meeting, the proxy holders, unless you instruct them otherwise, will vote for a substitute nominee or nominees in their discretion. We do not anticipate that any nominee will be unavailable for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES FOR A FIXED TERM OF THREE YEARS.

     The following table and paragraphs set forth information about the current nominees and the other persons who will continue to serve as Directors of Penn Treaty. The information has been furnished to Penn Treaty by each person nominated as a Director and each person whose term of office as a Director will continue after the Annual Meeting.

                                                                       Director
Name                       Age     Position(s) with Penn Treaty          Since
-------------------------------------------------------------------------------

Class III: Nominees to be elected for terms expiring in 2005:

Francis R. Grebe           70      Director                                1999

Michael F. Grill           52      Treasurer, Comptroller and              1986
                                   Director

Gary E. Hindes             51      Director Nominee             Current Nominee

Class I: Directors continuing for terms expiring in 2003:

A.J. Carden                69      Executive Vice President and Director   1983

Irving Levit               72      Founder, Chairman of the Board of       1971
                                   Directors, President and Chief
                                   Executive Officer

Domenic P. Stangherlin     75      Director                                1971

Class II:  Directors continuing for terms expiring in 2004:

Jack D. Baum               68      Vice President of Agency Management     1987
                                   and Director

Alexander M. Clark         68      Director                                1999

Matthew W. Kaplan          43      Director                                2001

---------------


     Francis R. Grebe has served as a Director of Penn Treaty since 1999. Mr. Grebe is a partner at the investment counseling firm of Davidson Investment Counselors, formerly James M. Davidson and Company. He has held this position since 1988. Mr. Grebe has also served as an Administrative Officer of Davidson

Trust Company, formerly The Main Line Trust Company, a private fiduciary, since 1996. Mr. Grebe has over 40 years experience with leading financial institutions in the trust and investment area, including Girard Trust Bank, Philadelphia National Bank and U.S. Trust Company of Florida. Mr. Grebe currently serves as a Director of the Athenaeum of Philadelphia and as a Trustee of The Guthrie Healthcare System. He is also a Director and former President of Family Services of Montgomery County, Pennsylvania and currently serves on The Board of Surrey Services for Seniors. He also serves as Trustee of the Meshewa Farm Foundation and The Sylvan Foundation. Mr. Grebe is a Phi Beta Kappa graduate of the University of Rochester and the University of Michigan Law School, and is admitted to practice law in Michigan, Illinois and New York.

     Michael F. Grill has served as Treasurer and Comptroller of Penn Treaty since 1981, of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Mr. Grill became a Director of the Agency in 1988, of PTNA in 1989, of ANIC in 1996, of AINIC in 1997 and of NISHD in 2000. Prior to joining Penn Treaty, Mr. Grill served as Chief Accountant for World Life and Health Insurance Company located in King of Prussia, Pennsylvania from 1973 to 1981. Mr. Grill has over 25 years experience in the insurance business.

     Gary E. Hindes has served as Managing Director of Deltec Asset Management, LLC, a professional investment management firm located in New York City, since 2000. From 1996 to 2000, Mr. Hindes was a principal of PMG Capital, Inc., a Philadelphia investment banking and brokerage concern. From 1986 to 1996, Mr. Hindes served as Chief Executive Officer of the Delaware Bay Company, Inc. Mr. Hindes has formerly served on the board of directors of Lancer Industries and Intranet Corporation. Mr. Hindes has also served as the Chairman of the Board of Trustees of Wilmington Head Start, Inc. since 1982 and served by presidential appointment from 1993 to 2001 as a trustee of the John F. Kennedy Center for the Performing Arts. Mr. Hindes is currently a member of the Investment Oversight Committee of the United States Holocaust Memorial Museum and is a commissioner of the Wilmington Housing Authority.

     A. J. Carden has served as Executive Vice President of Penn Treaty since 1983. Mr. Carden has also served as Executive Vice President and Director of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Mr. Carden also serves as Vice President, Secretary and Director of NISHD. From 1970 to 1983, Mr. Carden served as Assistant to the President and Vice President of Claims for Columbia Life Insurance Company and Columbia Accident and Health Insurance Company located in Bloomsburg, Pennsylvania. Mr. Carden has over 40 years experience in the insurance business.

     Irving Levit has served as Chairman of the Board of Directors, President and Chief Executive Officer of Penn Treaty since 1972. Mr. Levit has also served as President of PTNA, ANIC and AINIC since December 2000, as the Chairman of the Board of Directors and Chief Executive Officer of PTNA since 1989, ANIC since 1996 and of AINIC since its inception in 1997 and as the Chairman of the Board of Directors, President and Chief Executive Officer of the Agency since 1988. Mr. Levit also serves as Chairman of the Board, President and Chief Executive Officer of NISHD, and Chairman of the Board of UIG. In addition, Mr. Levit has been the sole owner of the Irv Levit Insurance Management Corporation ("IMC"), an insurance agency, since 1961. Mr. Levit has over 40 years experience in the insurance business.

     Domenic P. Stangherlin has served as Director of Penn Treaty since 1971, of the Agency since 1988, of PTNA since 1989, and of ANIC since 1996. Mr. Stangherlin also served as Secretary of Penn Treaty from 1971 to 1999, of the Agency from 1988 to 2000, of PTNA from 1989 to 2000, of ANIC from 1996 to 2000, and of AINIC from 1997 to 2000. Mr. Stangherlin is the owner and manager of the Line Tool Company, a manufacturer of micropositioners, located in Allentown, Pennsylvania.

     Jack D. Baum has served as a Vice President of Penn Treaty since 1985, of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Prior to joining Penn Treaty, Mr. Baum served as Vice President of Marketing for National Security General Insurance Company in Lancaster, Pennsylvania from 1983 to 1985 and as a Director of Group Sales and Marketing for Educators Mutual Life Insurance in Lancaster, Pennsylvania from 1976 to 1983. Mr. Baum has over 25 years experience in the insurance business.

     Alexander M. Clark has served as Director of Penn Treaty since 1999 and of AINIC since its inception in 1997. Mr. Clark is a Managing Director of Advest, Inc., a position he has held since 1993. He previously served as Senior Vice President at Gramercy Partners and McKinley Allsopp, both of New York; as President of John Alden Life Insurance Company of New York; and as Associate Director of Research of Dean Witter & Co. Mr. Clark is a member of the Association of Insurance and Financial Analysts(CFA-1968). Mr. Clark has also served as Director of Pennsylvania National Insurance Group since 1989, and of Great American Life Insurance Company of New York, a subsidiary of Great American Financial Resources, Inc., since 2001.

     Matthew W. Kaplan has served as Director of Penn Treaty and AINIC since 2001. Mr. Kaplan has served as Chief Executive Officer and Director of Crown Reinsurance Company (Cayman) Limited, a wholly owned subsidiary of U.S. Care, Inc. ("U.S. Care"), since 1999; as Chairman of Northstar TeleFilm, Inc. since 1999; and as a Principal of Northstar Consulting since 2001. Mr. Kaplan previously served as Vice President of Bench International, LLC during 2001, and as President and Chief Executive Officer of U.S. Care from 1996 to 2001. From 1995 to 1996, Mr. Kaplan served as Chief Marketing Officer for U.S. Care. Prior to joining U.S. Care, Mr. Kaplan served as General Manager and Vice Chairman of the North Melbourne Giants Basketball Pty. Ltd.; Consultant, Strategic Planning and Evaluation for the World Health Organization, Regional Office for Europe and for the Commission for the European Communities; Managing Partner for B&K Development LLP; and held several positions with U.S. Administrators, Inc., the last position being that of Executive Vice President. Mr. Kaplan is a member of the Board of Trustees for the UCLA Center on Aging and is a Founding Director of Cancervive. Mr. Kaplan also currently serves on the Board of Directors of the American Manufacturers Warranty Association, Healant, Inc., and U.S. Care. U.S. Care is an integrated chronic care management company, whose services include the design and management of long-term care insurance programs.

         GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS
         --------------------------------------------------------------

How often did the Board meet during 2001?

     During 2001, the Board of Directors held ten meetings. Each Director attended at least 75% of the meetings of the Board and the Committees of the Board on which he served. The average attendance of directors at Board and Committee meetings held during 2001 was 95%.

What committees has the Board established?

     To assist in the discharge of its responsibilities, the Board of Directors has three committees - the Audit Committee, the Compensation Committee and the Executive Committee. The Board of Directors does not have a nominating committee. The total combined attendance for all Committee meetings was 100%.

     Audit Committee. The principal functions of the Audit Committee are to assist the Board of Directors in the oversight of executive management's responsibilities related to Penn Treaty's internal control process. In connection with this function, the Audit Committee reviews various policies and practices of management related to Penn Treaty's responsibilities to its investors, customers, employees and the general public.

     The Audit Committee is comprised of three outside directors, Mr. Clark, Mr. Grebe, and Mr. Stangherlin. Mr. Stangherlin previously served as the Secretary to Penn Treaty and its subsidiaries from 1988 to 2000. The Board of Directors has determined in its business judgment that Mr. Stangherlin's membership on the Audit Committee is in the best interests of Penn Treaty and its shareholders based upon his substantial experience as a member of Penn Treaty's Board of Directors and private industry management tenure. Penn Treaty believes that each member of the Audit Committee is now independent as independence is defined in the New York Stock Exchange listing standards. The Audit Committee has a written charter, adopted in September 1999. The Audit Committee held three meetings during 2001.

     Compensation Committee. The principal functions of the Compensation Committee are to review and evaluate, at least annually, the performance of the chief executive officer and other senior officers of Penn Treaty and its subsidiaries, and to set their remuneration, including incentive rewards. The members of the Compensation Committee during 2001 were Mr. Clark, Mr. Grebe and Mr. Stangherlin. The Compensation Committee met twice in 2001.

     Executive Committee. During the periods between Board meetings, the Executive Committee exercises all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the Directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions delegated to another Board Committee). The members of the Executive Committee during 2001 were Mr. Levit, Mr. Carden and Mr. Stangherlin. The Executive Committee met once in 2001.

How are Directors compensated?

     Each Director receives a fee of $400 for each regular Board meeting attended. In addition, Mr. Clark, Mr. Grebe and Mr. Stangherlin receive a monthly fee of $200 for their service as members of Penn Treaty's Audit Committee.

     Information with respect to the share ownership of the Directors and the nominees is set forth below. See "Principal Shareholders."

Certain Relationships and Related Transactions

     IMC, an insurance agency which is owned by Irving Levit, produced approximately $34,000, $43,000 and $10,000 of new and renewal premiums for PTNA for the years ended December 31, 1999, 2000 and 2001, respectively, for which it received commissions of approximately $8,000, $10,000 and $2,000 respectively. While IMC has only been minimally involved in the sale of insurance products since 1979 and IMC'S operations since that time have not been significant, IMC continues to receive overriding commissions from Penn Treaty of 5% on business written for PTNA by any IMC general agents who were appointed prior to 1979 and any of their sub-agents hired prior and subsequent to January 1979 and one agent appointed in 1981. For the years ended December 31, 1999, 2000 and 2001, these overriding commissions totaled approximately $543,000, $551,000 and $544,000, respectively. The premium revenues on which such overrides are paid are based on commissions which are higher than those currently paid to independent agents.

     Director Matthew W. Kaplan is a principal of U.S. Care, Inc. ("U.S. Care"). During the years ended December 31, 2000 and 2001, U.S. Care engaged in certain consulting and marketing capacities for PTNA for which it received customary overriding commission fees of $23,000 and $159,000, respectively. Additionally, in 2001, Penn Treaty entered into a loan arrangement with U.S. Care whereby Penn Treaty loaned $100,000 to U.S. Care. The loan bears interest at nine percent (9%), and repayment is guaranteed by renewal commissions due U.S. Care.

     The terms on which commissions have been paid to IMC and U.S. Care are consistent with (i) the terms on which commissions have been paid by Penn Treaty to comparable unaffiliated agencies in the past and currently to one unaffiliated agency performing similar services and (ii) the terms on which commissions are paid in the industry in general, and were no less favorable than would have been obtained from unrelated third parties. To the extent that Penn Treaty engages in future transactions with any of its affiliates, all such transactions will likewise be on terms no less favorable than could be obtained from unaffiliated parties and will be approved by a majority of Penn Treaty's disinterested directors.

     Director Francis R. Grebe is a partner at the investment counseling firm of Davidson Investment Counselors, formerly James M. Davidson and Company, an affiliate of Davidson Capital Management. Davidson Capital Management manages a portion of our investment portfolio for which it received fees of $300,000 and $462,000 for the years ended December 31, 2000 and 2001, respectively. Mr. Grebe is not directly involved with any of Penn Treaty's investment matters. Mr. Grebe serves as a financial advisor to Irving Levit on some of Mr. Levit's personal matters for which he is compensated by Mr. Levit.

     Director Alexander M. Clark is a Managing Director with Advest, Inc. Advest, Inc. has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Penn Treaty. Advest, Inc. has received and will receive customary fees for these transactions. Advest, Inc. received fees of $475,000 for the year ended December 31, 2001 for its services to Penn Treaty in connection with its April 2001 rights offering.


Other Executive Officers of Penn Treaty

     William W. Hunt, Jr. (41) has served as Senior Vice President of Penn Treaty since 2001. Mr. Hunt formerly served as Vice President and Chief Financial Officer of the Individual Life Insurance Unit of Prudential Insurance Company of America from 1999 to 2000. He was responsible for financial management, planning and analysis functions for Prudential's Individual Life Insurance profit center and its third party distribution channel. From 1997 to 1999, Mr. Hunt served as Vice President of Corporate Planning and Development at Provident Mutual Life Insurance Company ("Provident"), where he was responsible for the development and management of the strategic planning process and for providing leadership in the facilitation of major corporate development projects. Provident is a multi-billion dollar diversified Financial Services organization that develops and distributes fixed and variable life insurance and annuity products, pension products and mutual funds. Prior to joining Provident, Mr. Hunt served in financial management roles at Advanta Corporation, Covenant Life Insurance Company and Reliance Insurance Companies. Mr. Hunt, a Certified Public Accountant, began his career as an auditor with Touche Ross & Co.

     Cameron B. Waite (41) has served as Chief Financial Officer of Penn Treaty since May 1996. Mr. Waite also serves as Director, Treasurer and Chief Financial Officer of NISHD. From 1994 to 1996, Mr. Waite was Chief Financial Officer and Treasurer of Blue Fish Clothing, Inc., a manufacturer, wholesaler and retailer of women's clothing. From 1983 to 1994, Mr. Waite held various positions with Independence Bancorp. Inc., which merged with CoreStates Financial Corporation, his last position being Vice President of Asset Liability Management. Mr. Waite holds a B.A. in Economics from Dickinson College and an M.B.A. from Lehigh University.

     James M. Heyer (38) has served as the Chief Operating Officer of Penn Treaty's insurance company subsidiaries since January 1999. Mr. Heyer has also served as a director of Penn Treaty since May 2001, of ANIC since 1996, and of AINIC since 1997. From 1993 to 1998, Mr. Heyer served as the companies' Vice President of Administration. Mr. Heyer oversees all aspects of claims, underwriting, compliance and product development for Penn Treaty's insurance company subsidiaries. Prior to joining Penn Treaty in 1988, Mr. Heyer was employed by The Guardian Life Insurance Company of North America. Mr. Heyer received his B.S. in Business Administration and Marketing from Penn State University. Mr. Heyer has over 15 years experience in the insurance business.

Section 16(a)Beneficial Ownership Reporting Compliance

     The rules of the Securities and Exchange Commission require that Penn Treaty disclose delinquent filings for reports of stock ownership (and changes in stock ownership) by its directors and executive officers. To the best of Penn Treaty's knowledge, all Form 3, Form 4 and Form 5 reports were timely filed.

                          PROPOSAL II - APPROVAL OF THE
                    2002 EMPLOYEE INCENTIVE STOCK OPTION PLAN
                    -----------------------------------------

     Proposal

     The Penn Treaty American Corporation 2002 Employee Incentive Stock Option Plan (the "2002 Plan") will be presented to the Board on April 26, 2002 for approval. If the 2002 Plan is approved by the Board and the shareholders, it will authorize the Company to grant "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options, covering up to an aggregate of 2,000,000 shares of common stock.

The purpose of the Plan is to enable the Company to offer officers, directors and employees of the Company and its subsidiaries options to acquire equity interests in the Company, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and the Company's shareholders. The 2002 Plan does not replace the 1998 Employee Stock Option Plan, which continues in effect.

     A copy of the 2002 Plan is set forth in Appendix "A" to this Proxy
Statement.

     Administration

     The 2002 Plan is administered and interpreted by the Compensation Committee of the Board of Directors (the "Committee").

     The Committee has the authority to (i) adopt, alter and repeal such administrative rules, guidelines and practices as it deems advisable for the administration of the 2002 Plan; (ii) interpret the terms and provisions of the 2002 Plan and any award granted thereunder; (iii) otherwise supervise the administration of the 2002 Plan; and (iv) amend, discontinue or terminate the Plan or any part thereof, except that, unless required by law, no such amendment, discontinuance or termination will impair a participant's options previously granted and, to the extent required by any law, such amendment, discontinuance or termination will be submitted to the shareholders for approval. In addition, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2002 Plan or in any award granted in the manner and to the extent it shall deem necessary to carry the 2002 Plan into effect. In the event of any disagreement as to the interpretation of the 2002 Plan or any rule or procedure thereunder, the decision of the Committee will be final and binding upon all persons in interest.

     Eligible Participants

     All officers, directors and employees of the Company and its subsidiaries are eligible to be granted incentive stock options and non-qualified stock options under the 2002 Plan. As of April 19, 2002, all of the Company's officers, directors and employees were eligible to participate in the 2002 Plan.

     Duration of the 2002 Plan

     The term of the 2002 Plan is 10 years. No awards may be made under the 2002 Plan on or after the tenth anniversary of its approval by Penn Treaty's Board of Directors.

     Number of Shares Subject to the 2002 Plan

     The maximum number of shares of common stock that may be issued under the 2002 Plan is 2,000,000. No participant may be granted awards of stock options representing more than 250,000 shares during any calendar year. The shares may be either authorized and unissued shares or issued shares reacquired by the Company. The aggregate number of shares issuable under the 2002 Plan, the number of shares issuable to each participant and the number of shares subject to awards made under the 2002 Plan will be adjusted to reflect the increase or decrease in the number of issued shares of common stock in the event of a merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure.

     If any stock option granted under the 2002 Plan expires, terminates or is cancelled for any reason without having been exercised in full, the number of unpurchased shares will again be available for the purposes of the 2002 Plan.

     Awards Under the 2002 Plan

     The terms of stock options granted under the 2002 Plan are determined by the Committee. The Committee will determine the eligible recipients, option price, the expiration date of the option (provided that no option is exercisable more than ten years after the date the option is granted), the number of shares to which the option pertains, any conditions relating to the exercise of the option and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Committee will also specify whether the option is intended to be an incentive stock option ("ISO") eligible for preferential tax treatment under Section 422 of the Code or a non-qualified stock option.

     The exercise price for ISOs shall not be less than the fair market value of the Company's common stock on the date of grant. The exercise price for non-qualified stock options will be determined by the Committee at the time of grant. The exercise price may be paid (i) in cash, (ii) to the extent determined by the Committee, in the form of shares of common stock duly owned by the participant (and for which the participant has good title free and clear of any liens and encumbrances), based on the fair market value of the shares of common stock on the date of exercise or (iii) by a combination of cash and shares of common stock. A participant will not be deemed to be the holder of shares of common stock, or to have the rights of a holder of common stock, with respect to common stock subject to an option, unless and until a stock certificate representing the shares subject to an option is issued to the participant.

     In the event that a participant's employment with the Company and all its subsidiaries terminates by reason of the death of the participant, any stock option held by such participant exercisable as of the date of death may be exercised by the legal representative of the participant's estate. Such stock option shall be exercisable until the earlier of twelve months after the date of death or until the expiration of the term of such stock option. Stock options not exercisable on the date of death shall be forfeited.

     In the event that a participant's employment with the Company and all its subsidiaries terminates by reason of the disability of the participant, any stock option held by the participant exercisable as of the date of disability may be exercised until the earlier of twelve months after the date of such termination or until the expiration of such stock option. If an ISO is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such stock option will be treated as a non-qualified stock option.

     If a participant's employment with the Company and all of its subsidiaries terminates for any reason other than death or disability, any stock option held by such participant shall be forfeited on the date of such termination.

     Stock options issued under the 2002 Plan may not be transferred by a participant other than by will or the laws of descent and distribution. During a participant's lifetime, stock options granted to a participant may only be exercised by the participant.

     Federal Tax Consequences

     The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed and may vary from locality to locality.

     Non-Qualified Stock Options. A participant will not be deemed to receive any income at the time a non-qualified stock option is granted, nor will the Company be entitled to a deduction at that time. However, when any part of a non-qualified stock option is exercised, the participant will be deemed to have received compensation taxable as ordinary income in an amount equal to the difference between the exercise price of the non-qualified stock option and the fair market value of the shares received upon the exercise of the non-qualified stock option. Where a non-qualified stock option is exercised by a director or executive officer within six months of the date of its grant, the recognition of income in respect of such exercise will ordinarily be delayed until such shares may be resold without incurring liability under Section 16(b) of the Exchange Act (generally six months after the date of grant of the non-qualified stock option), and in such case the amount of such ordinary income will be determined as of the date of recognition based upon the fair market value of the shares on that date. If, however, a participant subject to Section 16(b) of the Exchange Act properly files an appropriate election under Section 83(b) of the Code with the Internal Revenue Service, such participant will be deemed to have received compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value, on the date of exercise, of the shares received upon such exercise. The Company will (subject to any applicable Code limitation) be entitled to a tax deduction in an amount equal to the amount of compensation taxable as ordinary income when such income is recognized by the participant.

     Upon any subsequent sale of the shares acquired upon the exercise of a non-qualified stock option, any gain (the excess of the amount received over the fair market value of the shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the shares on the date ordinary income was recognized over the amount received) will be a long-term or short-term capital gain or loss, depending on the holding period of the shares.

     If all or any part of the exercise price of a non-qualified stock option is paid by the participant with shares (including shares previously acquired upon exercise of an incentive stock option), no gain or loss will be recognized on the shares surrendered in payment. The number of shares received on such exercise of the non-qualified stock option equal to the number of shares surrendered will have the same basis and holding period, for purposes of determining whether subsequent dispositions result in long-term or short-term capital gain or loss, as the basis and holding period of the shares surrendered. The balance of the shares received on such exercise will be treated for federal income tax purposes as described in the preceding paragraphs as though issued upon the exercise of the non-qualified stock option for an option exercise price equal to the consideration, if any, paid by the participant in cash. The participant's compensation, which is taxable as ordinary income upon such exercise, and the Company's deduction will not be affected by whether the exercise price is paid in cash or in shares.

     Incentive Stock Options. A participant will not be deemed to receive any income at the time an incentive stock option is granted or exercised pursuant to the 2002 Plan. (However, special rules apply to participants who are subject to the alternative minimum tax.) If a participant does not dispose of the shares acquired upon exercise of an incentive stock option within two years after the grant of the incentive stock option and one year after the exercise of the incentive stock option, the gain (if any) on a subsequent sale (the excess of the amount received over the exercise price) or loss (if any) on a subsequent sale (the excess of the exercise price over the amount received) will be a long-term capital gain or loss.

     If the participant disposes of the shares acquired upon exercise of an incentive stock option within two years after the date of grant of the incentive stock option or within one year after the exercise of the incentive stock option, the disposition is a "disqualifying disposition," and the participant will generally recognize income in the year of the "disqualifying disposition" equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the option exercise price will be treated as compensation taxable as ordinary income (for which the Company will be entitled to a tax deduction in the year of the

"disqualifying disposition") and the balance, if any, will be long-term or short-term capital gain depending on the holding period of the shares. However, in the case of a "disqualifying disposition" that is a sale or exchange (other than a sale or exchange with certain persons related to the participant), the amount of compensation income recognized by the participant cannot exceed the excess of the amount received over the option exercise price, even where the amount received is less than the fair market value of the shares at the time the incentive stock option was exercised. If a participant uses shares acquired upon the exercise of an incentive stock option to exercise an incentive stock option at a time when the sale of such shares would constitute a "disqualifying disposition," the participant will recognize ordinary income in the amount described in the preceding two sentences.

     Withholding

     The Company has the right to reduce the number of shares otherwise deliverable under the 2002 Plan by an amount that would have a Fair Market Value on such date equal to the amount of all federal, state and local taxes required to be withheld by the Company, or to deduct the amount of such taxes from any cash payment otherwise to be made to the participant. In connection with such withholding, the Committee may make such arrangements as are consistent with the 2002 Plan as it deems appropriate.

           THE BOARD OF DIRECTORS DEEMS PROPOSAL II TO BE IN THE BEST
               INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND
                     RECOMMENDS A VOTE "FOR" APPROVAL OF THE
                   2002 EMPLOYEE INCENTIVE STOCK OPTION PLAN.

        PROPOSAL III - RATIFICATION AND APPROVAL OF ISSUANCE OF WARRANTS,
                  CONVERTIBLE PREFERRED STOCK AND COMMON STOCK
                  --------------------------------------------

     Proposal

     In February 2002, Penn Treaty received the approval of the Pennsylvania Insurance Department of a Corrective Action Plan for two of the Company's subsidiaries, Penn Treaty Network America Insurance Company and American Network Insurance Company. As a result, the Company recommenced sales of its long-term care insurance products in Pennsylvania and 22 other states. The principal component of the Corrective Action Plan was a Reinsurance Agreement with Centre Solutions (Bermuda), Limited, a subsidiary of Zurich Financial Services Group, pursuant to which Centre Solutions agreed to reinsure 100% of the long-term care insurance policies of Penn Treaty Network America Insurance Company and American Network Insurance Company currently in-force, subject to an aggregate limit of liability.

     In connection with the Reinsurance Agreement, the Company granted Centre Solutions three tranches of warrants to purchase shares of non-voting convertible preferred stock that, if converted, would represent up to 15% of the Company's outstanding shares of common stock, and another tranche of warrants, exercisable if the Company does not commute the reinsured business on December 31, 2007, to purchase shares of non-voting convertible preferred stock that, if converted, would represent an additional 20% of the Company's outstanding shares of common stock. At the Meeting, as required by the rules applicable to companies listed on the New York Stock Exchange, the Company seeks the ratification and approval of the shareholders of the issuance of the warrants, the convertible preferred stock issuable upon exercise of the warrants and the common stock issuable upon conversion of the convertible preferred stock.

     Terms of the Warrants

     Description of the Warrants. The warrants issued consisted of the following, with the exercise percentages and exercise prices subject to adjustment as described below:

     o A warrant to purchase the number of shares of the Company's Series A-1 Convertible Preferred Stock of the Company which initially would, on the date of exercise, be convertible into 8.69% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $12.00 per share.

     o A warrant to purchase the number of shares of the Company's Series A-2 Convertible Preferred Stock of the Company which initially would, on the date of exercise, be convertible into 4.55% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $24.00 per share.

     o A warrant to purchase the number of shares of the Company's Series A-3 Convertible Preferred Stock of the Company which initially would, on the date of exercise, be convertible into 3.52% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $36.00 per share.

     o A warrant to purchase the number of shares of the Company's Series A-4 Convertible Preferred Stock of the Company which initially would, on the date of exercise, be convertible into 30.78% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $6.00 per share.

     The warrants to purchase shares of Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series A-3 Convertible Preferred Stock are presently exercisable and expire on December 31, 2007. The warrant to purchase shares of Series A-4 Convertible Preferred Stock becomes exercisable on January 1, 2008 and expires on the earlier of December 31, 2013 or the date the business reinsured with Centre Solutions (Bermuda), Limited is commuted.

     Adjustment of the Exercise Price and the Number of Shares. The number of shares of convertible preferred stock that may be purchased on the exercise of the warrants and the exercise price are subject to adjustment in certain circumstances:

     o In the event of any stock dividend or stock split, the exercise price will be adjusted in reverse proportion to the change in the number of shares covered by the warrant.

     o If the Company distributes any evidences of its indebtedness, shares of its stock or other securities or property (other than cash or stock dividends), or warrants or rights to acquire any of the foregoing, then the number of shares of convertible preferred stock that may be purchased upon exercise of the warrant will be increased so that the percentage of the fully diluted outstanding common stock subject to acquisition upon conversion of the convertible preferred stock acquired upon exercise of the warrant will be increased in proportion to the amount by which the distribution of indebtedness, securities, property or rights decreases the fair market value of a share of common stock. The amount of the decrease in the fair market value of a share of the Company's common stock caused by any such distribution will be determined in good faith by the Board of Directors of the Company and supported by an opinion from an investment banking firm of recognized national standing acceptable to a majority of the holders of the warrants.

     o If the Company should issue or sell shares of common stock at a price less than the current fair market value of a share of common stock or, if greater, the exercise price of the convertible preferred stock divided by the number of shares into which the convertible preferred stock is then convertible (which is initially three shares of common stock), then the exercise price under the warrant will be reduced to the lower of the following:

          o a weighted average price determined by assuming all shares of common stock outstanding prior to the issuance or sale have a price equal to the conversion price then in effect; and

          o the conversion price then in effect reduced in proportion to the weighted average decrease in the average price per share of the common stock then outstanding, assuming all shares of common stock outstanding prior to the issuance or sale have a price equal to the fair market value of a share of common stock immediately prior to the issuance or sale.

          The issuance of options under employee stock option plans and the issuance of shares of common stock upon exercise of those options are excluded from the operation of this provision.

     o If the Company issues or sells any convertible securities, warrants or other rights to purchase additional shares of common stock on terms such that the aggregate consideration received by the Company upon such issuance or sale and the subsequent conversion or exercise of the convertible securities, warrants or rights is less than the current fair market value of a share of common stock or, if greater, the exercise price of the convertible preferred stock divided by the number of shares into which the convertible preferred stock is then convertible, then the exercise price under the warrant will be reduced to the lower of the two alternatives set forth in the immediately preceding bullet point.

     o If the Company reorganizes its capital, reclassifies its capital stock, consolidates or merges with another corporation (where the Company is not the surviving corporation), or sells substantially all its assets, then the holders of warrants will be entitled to receive, upon exercise of the warrants, the number of shares of common stock or, at the holder's election, the number of shares of preferred stock, of the successor or acquiring corporation and any other property receivable in such transaction by a holder of the number of shares of common stock into which the convertible preferred stock purchasable upon exercise of the warrant would convert immediately prior to the event.

     Terms of the Convertible Preferred Stock

     Number and Series of Convertible Preferred Stock. In connection with the issuance of the warrants, the Company designated, out of its authorized but unissued preferred stock, par value $1.00 per share, 806,968 shares of Series A-1 Convertible Preferred Stock, 459,238 shares of Series A-2 Convertible Preferred Stock, 371,444 shares of Series A-3 Convertible Preferred Stock and 3,362,350 shares of Series A-4 Convertible Preferred Stock, issuable upon exercise of the warrants in accordance with their terms. The Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock and Series A-4 Convertible Preferred Stock are identical except as described below.

     Dividends. If the Company declares a dividend payable upon the outstanding common stock (other than a common stock dividend), the holders of the convertible preferred stock are entitled to receive an amount of dividends equal to the amount payable upon the number of shares of common stock into which the convertible preferred stock could then convert.

     Voting Rights. The holders of convertible preferred stock have no right to vote in any election of directors or on any other matter except as specifically provided in the terms of the convertible preferred or as otherwise provided by law.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, or in the event of its insolvency, before any distribution or payment is made to holders of common stock (or holders or any other class or series of capital stock of the Company hereafter created and made junior to the convertible preferred stock with respect to liquidation preference), the holders of the convertible preferred stock will be entitled to receive the greater of the following:

     o the stated liquidation preference of that series of convertible preferred stock; or

     o the amount per share that would have been payable had the holders converted their shares into common stock immediately prior to the liquidation, dissolution or winding up.

The stated liquidation preference of the convertible preferred stock is $12.00 per share with respect to the Series A-1 Convertible Preferred Stock, $24.00 per share with respect to the Series A-2 Convertible Preferred Stock, $36.00 per share with respect to the Series A-3 Convertible Preferred Stock and $6.00 per share with respect to the Series A-4 Convertible Preferred Stock, subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event.

     Actions Requiring the Consent of Holders of Convertible Preferred Stock. The consent of the holders of at least 66-2/3% of the shares of each series of the convertible preferred stock then outstanding is required for any of the following transactions:

     o any amendment or waiver of the Company's articles or bylaws that adversely affects the rights of the holders of the applicable series of convertible preferred stock disproportionately to the rights of other holders of the Company's securities;

     o any increase or decrease in the authorized number of shares of common stock or preferred stock of the Company;

     o any authorization or issuance of any new class or series of stock, or of any other securities convertible into equity securities of the Company, ranking on a parity with or senior to the convertible preferred stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized number of any such new class or series;

     o any redemption or repurchase of common stock (other than acquisitions pursuant to agreements permitting the Company to repurchase shares upon termination of services to the Company or the Company's exercise of a right of first refusal upon a proposed transfer);

     o    any change in the authorized number of directors of the Company;

     o    any liquidation or dissolution of the Company;

     o any merger or consolidation of the Company or a significant subsidiary or any other corporate reorganization in which the shareholders of the Company immediately prior to the transaction own less than 50% of the Company's voting power immediately thereafter, or any transaction or series of transactions in which more than 50% of the Company's voting power is transferred;

     o any sale or other disposition of substantially all of the assets, property or business of the Company; and

     o any sale or other disposition of substantially all of the stock or assets of any significant subsidiary of the Company.

     Conversion Rights. The convertible preferred stock is convertible into shares of common stock at any time by any holder other than an affiliate of Centre Solutions (Bermuda), Limited (which would accordingly preclude conversion by the initial holder of the warrants if it exercises the warrants). Each share of convertible preferred stock is initially convertible into three shares of common stock according to a formula, subject to adjustment in the same circumstances provided in the warrants, except that the terms of the convertible preferred stock are to be construed with the terms of the warrants to avoid making more than one adjustment for any event.

     Restrictions on Transfer; Registration Rights. The warrants were issued in a transaction that was not registered under the Securities Act of 1933, as amended (the "1933 Act") pursuant to the exemption for transactions not involving any public offering provided by Section 4(2) of the 1933 Act. Accordingly, the warrants, the shares of convertible preferred stock issuable upon exercise of the warrants, and the shares of common stock issuable upon conversion of the convertible preferred stock are "restricted securities" as such term is defined in Rule 144 under the 1933 Act and may not be sold without registration under the 1933 Act in absence of an available exemption. In connection with the issuance of the warrants, however, the Company entered into an agreement with the holder of the warrants granting holders of securities representing at least 15% of the common stock issuable upon exercise of the warrants and conversion of the convertible preferred stock the right to require the Company to register, on not more than two occasions, such shares of common stock as the holders request to have registered for sale. The Company also granted the holders of the warrants the right to include in any other registration statement filed by the Company for the purpose of conducting a public offering, or to register for sale upon Form S-3 under the 1933 Act, any shares of common stock acquired through exercise of the warrants and conversion of the convertible preferred stock.

     Other Provisions. There is no restriction on the repurchase or redemption of the convertible preferred stock while there is any arrearage in the payment of dividends and no sinking fund.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND
       APPROVAL OF THE ISSUANCE OF WARRANTS, CONVERTIBLE PREFERRED STOCK
         AND COMMON STOCK AS AGREED IN CONNECTION WITH THE REINSURANCE
              AGREEMENT WITH CENTRE SOLUTIONS (BERMUDA), LIMITED.

          PROPOSAL IV - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
          ------------------------------------------------------------

     The Board of Directors, upon recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as the independent public accountants of Penn Treaty and its subsidiaries for the year ending December 31, 2002. In taking this action, the members of the Board and the Audit Committee considered carefully PricewaterhouseCoopers' performance for the Company in that capacity since 1986, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting for the purpose of making a statement if he so desires and to respond to appropriate questions. If the shareholders do not approve this proposal, the Audit Committee and the Board of Directors will consider the matter of the appointment of independent public accountants.

Audit Fees
     The aggregate fees billed by PricewaterhouseCoopers for professional services required for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the reviews of the interim financial statements included in the Company's Forms 10-Q for the year ended December 31, 2001 were approximately $541,700.

Financial Information Systems Design and Implementation Fees
     No fees were billed by PricewaterhouseCoopers for financial information systems design and implementation services for the year ended December 31, 2001.

All Other Fees
     The aggregate fees billed by PricewaterhouseCoopers for additional professional services rendered by PricewaterhouseCoopers for the year ended December 31, 2001, other than for the services described above, were $246,520. Prior to engaging PricewaterhouseCoopers for these additional services, the Audit Committee considered whether the provision of these services was compatible with maintaining PricewaterhouseCoopers' independence.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE
          APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT
        PUBLIC ACCOUNTANTS FOR PENN TREATY AND ITS SUBSIDIARIES FOR THE
                         YEAR ENDING DECEMBER 31, 2002.

                    Executive Compensation and Other Matters
                    ----------------------------------------

Summary Compensation Table

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Penn Treaty for the fiscal years ended December 31, 1999, 2000 and 2001 of those persons who, during 2001, (i) served as Penn Treaty's Chief Executive Officer or (ii) were Executive

Officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000:


                                                                                          Long-Term
                                                     Annual Compensation                 Compensation
                                           -------------------------------------    --------------------
            Name and                            Salary        Bonus      Other            Securities           All Other
                                                                                      Underlying Options     Compensation
       Principal Position           Year          ($)          ($)       ($)(1)              (#)                ($) (2)
                                    ----          ---          ---       ------              ---                -------
------------------------------

Irving Levit                          2001       545,000       85,000    3,200               241,455             7,875(3)
Chairman, President and               2000       500,000       80,000    1,600                40,000             7,875(3)
Chief Executive Officer               1999       475,000       80,000    1,600                     0             7,500(3)

Cameron B. Waite                      2001       146,250       15,000    3,200                 8,000             4,838
Chief Financial Officer               2000       129,000       11,000    1,600                 6,000             4,200
                                      1999       111,199        8,000    1,600                     0             3,576

James Heyer                           2001       127,500       12,000    2,400                37,500             4,185
Chief Operating Officer               2000       114,000       11,000    1,600                12,000             3,750
                                      1999        96,783        8,000    1,600                     0             3,143

Michael F. Grill                      2001        90,000       22,000    2,800                49,919             3,360
Treasurer                             2000        87,500       20,000    1,600                 5,000             3,225
                                      1999        84,550       18,000    1,600                     0             3,077

A. J. Carden                          2001        85,000       14,000    2,800                50,000             2,970
Executive Vice President              2000        85,173       14,000    1,600                 4,000             2,975
                                      1999       100,297       14,000    1,600                     0             3,429

William W. Hunt(4)                    2001        93,462        5,000        0                30,000                 0
Senior Vice President


-----------------------

     (1) Represents Directors' fees of $400 for each regular board meeting and board meeting of the insurance company subsidiaries attended.
     (2) Represents company contributions to Penn Treaty's 401(k) Plan on behalf of each of the named individuals.
     (3) Excludes cash overriding commissions and direct commissions totaling approximately $543,000, $551,000 and $544,000 paid to IMC by Penn Treaty in 1999, 2000 and 2001, respectively, in connection with policies written for Penn Treaty. See "Certain Relationships and Related Transactions."
     (4)  Mr. Hunt began his employment with Penn Treaty on May 14, 2001.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 2001 to each of the Company's executive officers named in the Summary Compensation Table.

                                                                                Potential Realizable
                                                                                Value at Assumed
                                                                                Annual Rates of Stock
                                                                                Price Appreciation for
                                      Individual Grants                         Option Term (1)
                     ------------------------------------------------           ----------------------

                                       % of Total
                                    Options Granted
                    Options           to Employees     Exercise or     Expiration     5%       10%
Name                Granted(#)(2)   in Fiscal Year     Base Price($)      Date       ($)       ($)
----                -------------   --------------     -------------   ----------    ---       ---
William W. Hunt     30,000                 5.0%                3.40       8/1/11    64,147   162,562

---------------------------------


(1) The dollar amounts set forth under these columns are the result of calculations made at assumed 5% and 10% appreciation rates as required by the Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Company's common stock.

(2) The options were granted at an exercise price equal to the fair market value of the Company's common stock on July 23, 2001. 10,000 of the options granted to Mr. Hunt were exercisable on July 31, 2001 and 20,000 become exercisable on the first anniversary of the date of grant.

Compensation Committee Report on Repricing of Options

     On July 30, 2001, the Board of Directors approved a plan pursuant to which Penn Treaty granted replacement options to its employees for all existing options granted under its existing fixed option plans. The options that were replaced were granted between July 14, 1989 and May 26, 2000 at exercise prices ranging from $8.70 to $35.475 per share. The new options have exercise prices that are above the market price of the Company's stock at the time of repricing and are based upon a formula relating to the exercise price of the original option grant in relationship to the fair market value at the time of repricing.

     In deciding whether to reprice the options, the Board considered the fact that the decline of the market price of Penn Treaty common stock substantially impaired the effectiveness of the existing options as a means of attracting and retaining qualified executive and non-executive officers and employees and providing appropriate incentives to the Penn Treaty executive and non-executive officers and employees. The Board also considered the repricing's potential dilutive impact on shareholders, the Company's current finances, the states of the employee morale and the Company's business plans. After consideration of all of the foregoing, the Compensation Committee believed that repricing the existing options was in the best interests of Penn Treaty and its shareholders.

     The following table sets forth information concerning the replacement grants of stock options during the fiscal year ended December 31, 2001 to the Company's executive officers:

                         Ten-Year Option/SAR Repricings
                         ------------------------------
(a)                (b)    (c)         (d)            (e)           (f)        (g)
                          Number of                                            Length of
                          Securities   Market Price   Exercise                 Original
                          Underlying   of Stock at    Price At                 Option Term
                          Options/     Time of        Time of                  Remaining at
                          SARs         Repricing or   Repricing or  New        Date of
                          Repriced or  Amendment      Amendment     Exercise   Repricing or
Name               Date   Amended (#)  ($)            ($)           Price ($)  Amendment in Years
----               ----   -----------  ------------   ------------  ---------  ------------
Irving Levit       8/1/01      5,265       $3.11         $ 8.70       $ 3.40       1
Chairman,          8/1/01     44,850       $3.11         $ 9.81       $ 3.74       1
President, Chief   8/1/01     26,340       $3.11         $12.28       $ 4.682      7
Executive Officer  8/1/01     48,000       $3.11         $13.61       $ 5.189      4
                   8/1/01     40,000       $3.11         $19.25       $ 7.34       9
                   8/1/01     48,000       $3.11         $22.55       $ 8.598      5
                   8/1/01     29,000       $3.11         $35.475      $13.526      6

Cameron Waite      8/1/01      6,000       $3.11         $19.25       $ 7.34       9
Chief Financial    8/1/01      2,000       $3.11         $32.25       $12.297      6
Officer

James Heyer        8/1/01      7,500       $3.11         $12.375      $ 4.719      4
Chief Operating    8/1/01     12,000       $3.11         $19.25       $ 7.34       9
Officer            8/1/01     12,000       $3.11         $20.50       $ 7.817      5
                   8/1/01      6,000       $3.11         $32.25       $12.297      6

Michael Grill      8/1/01      7,419       $3.11         $11.167      $ 4.258      1
Treasurer          8/1/01     15,000       $3.11         $12.375      $ 4.719      4
                   8/1/01      5,000       $3.11         $19.25       $ 7.34       9
                   8/1/01     15,000       $3.11         $20.50       $ 7.817      5
                   8/1/01      7,500       $3.11         $32.25       $12.297      6

A. J. Carden       8/1/01     18,000       $3.11         $12.375      $ 4.719      4
Executive          8/1/01      4,000       $3.11         $19.25       $ 7.34       9
Vice President     8/1/01     18,000       $3.11         $20.50       $ 7.817      5
                   8/1/01     10,000       $3.11         $32.25       $12.297      6


                                                       Alexander M. Clark
                                                       Francis R. Grebe
                                                       Domenic P. Stangherlin


Aggregated Option Exercises and Year-End Option Values

     The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 2001 by Penn Treaty's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2001 and the aggregate gains that would have been realized had these options been exercised on December 31, 2001, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 2001.

                                                             Number of Securities               Value of Unexercised
                        Shares               Value           Underlying Unexercised             In-the-Money Options
                        Acquired on        Realized     Options at Fiscal Year-End(#)         at Fiscal Year-End ($)(2)
Name                    Exercise(#)         ($)(1)      Exercisable        Unexercisable      Exercisable Unexercisable
----                    -----------         ------      -------------     --------------      ----------- -------------

Irving Levit                   0               0               0               241,455              0          232,204


Cameron B. Waite               0               0               0                8,000               0             0


Jim Heyer                      0               0               0                37,500              0          12,236

Michael F. Grill               0               0               0                49,919              0          39,993

A.J. Carden                    0               0               0                50,000              0          29,367

William W. Hunt                0               0             10,000             20,000            9,500        19,000

-----------------

(1) The value realized represents the difference between the fair market value per share of our common stock on the date of exercise and the per share exercise price, multiplied by the applicable number of options.

(2) These values represent the difference between the closing price per share on The New York Stock Exchange on December 31, 2001 ($6.35) and the per share exercise price of the option.

Pension Plan and 401(k) Plan

     On August 1, 1996, Penn Treaty adopted a 401(k)retirement plan, covering substantially all employees with one year of service. Under the plan, participating employees may contribute up to 15% of their annual salary on a pre-tax basis, and Penn Treaty equally matches employee contributions up to the first 3% of the employee's salary. The Penn Treaty and employee portions of the plan vest immediately. Penn Treaty's expense in 2001 under the plan was $167,000. Penn Treaty may elect to make a discretionary contribution to the plan, which will be contributed proportionately to each eligible employee. Penn Treaty did not make a discretionary contribution in 2001.

Incentive Stock Option Plans

     The shareholders of Penn Treaty adopted an Incentive Stock Option Plan (the "Plan") in March 1987. The Plan, as amended by shareholder action on May 25, 1990, May 28, 1993, and May 23, 1997, provided for the granting of options to purchase up to 1,200,000 shares of our common stock. The Plan has been replaced by the 1998 Employee Non-Qualified Incentive Stock Option Plan (the "1998 Plan") and all options under the Plan were forfeited and replaced under the 1998 Plan in 2001. No new options may be granted under the Plan.

     The shareholders of Penn Treaty adopted the 1998 Plan in May 1998. The 1998 Plan authorizes Penn Treaty to grant "incentive stock options" under Section 422 of the Internal Revenue Code, and non-qualified stock options, covering up to an aggregate of 600,000 shares of our common stock. The purpose of the 1998 Plan is to enable Penn Treaty to offer officers, directors and employees of Penn Treaty and its subsidiaries options to acquire equity interests in Penn Treaty, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and our shareholders. The maximum allowable term of each option granted under the 1998 Plan is ten years (five years in the case of holders of more than 10% of the combined voting power of all classes of outstanding stock), and the options become exercisable in varying equal, annual installments commencing one year from the option grant date. In August 2001, 596,000 stock options were granted under the 1998 Plan.

     As of April 8, 2002, no stock options have been canceled and no stock options have been exercised.

Agent Stock Option Plan

     In October 1994, the Board of Directors of Penn Treaty authorized a stock option plan for its agents (the "Agent Plan"). The Agent Plan, adopted by the Board of Directors in May 1995, provides for the grant of options to purchase up to 300,000 shares of common stock and is designed to reward Penn Treaty's agents by providing for the grant of options to purchase common stock to agents who attain certain sales objectives determined by the Board of Directors. The exercise price of all options granted under the Agent Plan may not be less than the fair market value of the shares on the date of grant. The maximum allowable term of each option is ten years, and the options become exercisable in four equal annual installments commencing one year from the option grant date. Under the Agent Plan, stock options have been granted and are outstanding to date with respect to 59,700 shares. Prices of these options range from $12.63 to $32.25 per share. No options were granted under the Agent Plan during 1999, 2000 or 2001.

Change in Control Agreements

     Penn Treaty has entered into Change in Control Agreements with each of the executive officers named in the Summary Compensation Table. Under these agreements, if Penn Treaty merges into another entity or ownership of the voting control of Penn Treaty otherwise changes and, as a result of such change in control, any of the named executive officers are terminated or their positions or work locations are materially changed at any time during the three year period (five years in the case of the Company's President and Chief Executive Officer) after the change in control, they will be entitled to receive a lump sum payment of their base salary through the end of the three-year period (or five-year period in the case of the Company's President and Chief Executive Officer) and they shall be entitled to continue to receive certain other insurance and retirement benefits for the remainder of the three-year period (or five-year period in the case of the Company's President and Chief Executive Officer).

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee of the Board of Directors during 2001 were Mr. Clark, Mr. Grebe and Mr. Stangherlin, who are non-employee directors. Mr. Stangherlin also served as the Secretary of Penn Treaty until 1999 and of the Agency, PTNA, ANIC and AINIC until 2000.

     Director Francis R. Grebe is a partner at the investment counseling firm of Davidson Investment Counselors, formerly James M. Davidson and Company, an affiliate of Davidson Capital Management. Davidson Capital Management manages a portion of our investment portfolio for which it received fees of $300,000 and $462,000 for the years ended December 31, 2000 and 2001, respectively. Mr. Grebe is not directly involved with any of Penn Treaty's investment matters. Mr. Grebe serves as a financial advisor to Irving Levit on some of Mr. Levit's personal matters for which he is compensated by Mr. Levit.

     Director Alexander M. Clark is a Managing Director with Advest, Inc. Advest, Inc. has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Penn Treaty. Advest, Inc. has received and will receive customary fees for these transactions. Advest, Inc. received fees of $475,000 for the year ended December 31, 2001 for its services to Penn Treaty in connection with its April 2001 rights offering.

                             Audit Committee Report
                             ----------------------

With respect to the audited financial statements of Penn Treaty and its subsidiaries for the year ended December 31, 2001, the Audit Committee:

     o has reviewed and discussed the audited financial statements with management of Penn Treaty;

     o has discussed with Penn Treaty's independent accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of Penn Treaty's financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committee; and

     o has received the written disclosures and the letter from the independent accountants concerning the independent accountants' independence from Penn Treaty, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Penn Treaty's independent accountants the independent accountants' independence.

Based on the review and discussions described above, the Audit Committee has ratified the inclusion by the Board of Directors of the audited financial statements in Penn Treaty's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.
                                                       Alexander M. Clark
                                                       Francis R. Grebe
                                                       Domenic P. Stangherlin

             Compensation Committee Report on Executive Compensation
             -------------------------------------------------------

     Penn Treaty's Executive Compensation Program is administered by the Compensation Committee (the "Committee"), a committee of the Board of Directors consisting of independent non-employee directors. The primary functions of the Committee are to review and evaluate the performance and leadership of the Chief Executive Officer and all other executive officers and to recommend compensation amounts to the Board of Directors. In 2001, the Committee compared all executive compensation with industry and regional executive compensation levels and believes that Penn Treaty's compensation levels compare conservatively to other comparable executive positions. The Board of Directors accepted and adopted all of the Committee's recommendations concerning executive compensation amounts during 2001.

The Committee seeks to:

     o provide compensation that is closely linked to Company and individual performance;

     o align the interests of Penn Treaty's executives with those of its shareholders through award opportunities that can result in ownership of common stock; and

     o ensure that compensation is sufficiently competitive to attract and retain high quality executive talent.

     Consistent with these objectives, the Committee employs a system of quantitative measures and qualitative assessments in evaluating and measuring executive officer performance. Quantitative measures include earnings performance, return on assets and growth of revenues. Qualitative assessments include the quality and measured progress of the operations of Penn Treaty and the success of strategic actions taken.

     In addition to company-wide measures of performance, the Committee considers performance factors particular to each executive officer, such as the performance of the departments for which such officer had management responsibility, individual managerial accomplishments and contribution to the achievement of corporate goals.

CEO Compensation

     In accordance with the Committee's general practice and Penn Treaty's compensation policies, Mr. Levit's compensation for the 2001 fiscal year was based principally upon Mr. Levit's performance in directing Penn Treaty. The increases in Mr. Levit's salary and the amount of his bonus were determined in the Committee's sole discretion after its consideration of competitive data, the Board's assessment and recognition of Mr. Levit's performance during 2001, especially considering the significant challenges raised by the regulatory posture of the Company and the reinsurance transaction with Centre Solutions.

                                                       Alexander M. Clark
                                                       Francis R. Grebe
                                                       Domenic P. Stangherlin

                             Principal Shareholders
                             ----------------------

     The following table sets forth, as of April 17, 2002, information with respect to the beneficial ownership of our common stock by (i) each person known to Penn Treaty to own 5% or more of the outstanding shares of common stock, (ii) each of Penn Treaty's Directors, (iii) Penn Treaty's Chief Executive Officer and other most highly compensated Executive Officers, and (iv) all Directors and Executive Officers as a group:

                                                 Shares           Percent of
Name and Address(1)                       Beneficially Owned(2)   Ownership
-------------------                       ---------------------   ---------
Irving Levit (3)                                2,451,895           12.3%
Wellington Management Co., LLP(4)               1,593,082            8.0%
Jack D. Baum (5)                                   50,658              *
A. J. Carden (6)                                   50,000              *
Alexander M. Clark                                  5,000              *
Francis R. Grebe                                        -              *
Michael F. Grill (7)                               49,919              *
James Heyer (8)                                    37,694              *
Gary E. Hindes (9)                                 11,500              *
William Hunt, Jr. (10)                             10,000              *
Matthew W. Kaplan                                       -              *
Domenic P. Stangherlin                             87,963              *
Cameron B. Waite (11)                               9,000              *

All Directors and Executive
  Officers as a group                           2,763,629           13.9%
  (12 persons) (12)

* Less than 1%
---------------------

(1) Unless otherwise noted, the address of each person named above is in care of us.

(2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 17, 2002 are deemed outstanding for computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, Penn Treaty believes that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table.

(3) Includes 46,350 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit's children and exercisable options to purchase 241,455 shares of common stock. Excludes 46,000 shares held by Mr. Levit's wife as to which he disclaims beneficial ownership and 59,233 shares held by other family members as to which he also disclaims beneficial ownership.

(4) According to the Schedule 13G filed with the SEC by Wellington Management Company, LLP for the year ended December 31, 2001, their principal business address is 75 State Street, Boston, MA 02109. Wellington Management Company, LLP reported shared voting power with respect to 920,324 shares and shared dispositive power with respect to all shares.

(5)  Includes exercisable options to purchase 50,577 shares of common stock.

(6)  Consists of exercisable options to purchase shares of common stock.

(7)  Consists of exercisable options to purchase shares of common stock.

(8)  Includes exercisable options to purchase 37,500 shares of common stock.

(9) Includes 5,000 shares owned by Fallen Angels Fund, L.P., a limited partnership of which Mr. Hindes has sole voting power as the managing member of the general partnership, 1,500 shares held by Mr. Hindes' wife as to which he disclaims beneficial ownership and 1,200 shares held by Mr. Hindes' children as to which he disclaims beneficial ownership.

(10) Consists of exercisable options to purchase shares of common stock.

(11) Includes exercisable options to purchase 8,000 shares of common stock.

(12) Includes exercisable options held by members of the group to purchase 447,451 shares of common stock.

Performance Graph

     The following graph compares the five-year cumulative total return for Penn Treaty's common stock with the comparable cumulative return of two indices. The NYSE Composite provides some indication of the performance of the overall stock market, and the S & P Insurance Composite reflects the performance of insurance company stock generally.

[In the printed document there appears a graph with the following plot points depicted.]

                           1996         1997          1998          1999         2000         2001
                           ----         ----          ----          ----         ----         ----
PTA STOCK                $ 100.00      $ 122.11      $ 108.27     $  56.62     $  63.19     $  24.42
NYSE COMPOSITE           $ 100.00      $ 138.12      $ 164.03     $ 182.34     $ 187.53     $ 171.39
S&P INSURANCE INDEX      $ 100.00      $ 153.06      $ 159.48     $ 166.53     $ 233.55     $ 203.76

(1) Assumes a $100.00 investment on December 31, 1996 in the Company's common stock, and in each of the indices shown. The total return assumes reinvestment of all dividends.


                     INCORPORATION OF DOCUMENTS BY REFERENCE
                     ---------------------------------------

     The following information is incorporated by reference from the Company's Annual Report on Form 10-K, a copy of which is being delivered to Penn Treaty's shareholders in conjunction with this Proxy Statement: Financial Statements and Notes to Consolidated Financial Statements at pages F-1 to F-31; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 34 to 37; Quantitative and Qualitative Disclosures About Market Risk at pages 47 to 48; and Changes in and Disagreements With Accountants on Accounting and Financial Disclosure at page 49.


                                  OTHER MATTERS
                                  -------------

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is that which is presented above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement, it is the intention of the persons named in the accompanying proxy card to vote proxies on such matters in accordance with their judgment.

                                             By Order of the Board of Directors,

                                             /s/  Sandra A. Kotsch
                                             ----------------------------------
                                                  Sandra A. Kotsch, Secretary







Allentown, Pennsylvania
April 29, 2001

                                  APPENDIX "A"


                        PENN TREATY AMERICAN CORPORATION
                    2002 EMPLOYEE INCENTIVE STOCK OPTION PLAN


                                    ARTICLE I

                                     Purpose

     The purpose of the 2002 Employee Stock Option Plan (the "Plan") is to enable Penn Treaty American Corporation (the "Company") to offer its officers, directors and employees of the Company and its Subsidiaries options to acquire equity interests in the Company, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and the Company's shareholders.


                                   ARTICLE II

                                   Definitions

     For purposes of the Plan, the following terms shall have the following meanings:

     2..1 "Award" shall mean an award under the Plan of a Stock Option.

     2..1 "Board" shall mean the Board of Directors of the Company.

     2..2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2..3 "Committee" shall mean the Compensation Committee of the Board, consisting of two or more members of the Board.

     2..4 "Common Stock" shall mean the Common Stock, par value $.10 per share, of the Company.

     2..5 "Disability" shall mean a disability that results in a Participant's Termination of Employment with the Company or a Subsidiary, as determined pursuant to standard Company procedures.

     2..6 "Fair Market Value" for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the average of the high and low sales prices of a share of Common Stock as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or traded on any such exchange, The Nasdaq Stock Market ("NASDAQ"), or, if such sales prices are not available, the average of the bid and asked prices per share reported on NASDAQ, or, if such quotations are not available, the fair market value as determined by the Board, which determination shall be conclusive.

     2..7 "Incentive Stock Option" shall mean any Stock Option awarded under the Plan intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

     2..8 "Non-Qualified Stock Option" shall mean any Stock Option granted under the Plan that is not an Incentive Stock Option.

     2..9 "Participant" shall mean an employee to whom an Award has been granted.

     2..10 "Stock Option" or "Option" shall mean any option to purchase shares of Common Stock granted pursuant to Article VI of the Plan.

     2..11 "Subsidiary" shall mean any subsidiary of the Company, 80% or more of the voting stock of which is owned, directly or indirectly, by the Company.

     2..12 "Termination of Employment" shall mean a termination of employment with the Company and all of its Subsidiaries. Whether authorized leave of absence or absence for military or governmental service shall constitute termination of employment, for the purposes of the Plan, shall be determined by the Committee, which determination shall be final and conclusive.

                                   ARTICLE III

                                 Administration

     3..1 The Committee. The Plan shall be administered and interpreted by the Committee.

     3..2 Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, Stock Options to persons eligible under Article V. In particular, the Committee shall have the authority:

          (a) to select the persons to whom Stock Options may from time to time be granted;

          (b) to determine whether and to what extent Incentive Stock Options and Non-Qualified Stock Options, or any combination thereof, are to be granted to one or more persons eligible to receive Awards under Article V;

          (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder; and

          (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the option price, the option term, and provisions relating to any restriction or limitation, any vesting schedule or acceleration, or any waiver with respect to the Award).

     3..3 Guidelines. Subject to Article VII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem necessary to carry the Plan into effect. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the rights of any Participant without the Participant's consent, unless otherwise required by law.

     3..4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all Participants and their respective heirs, executors, administrators, successors and assigns.


                                   ARTICLE IV

                                Share Limitation

     4..1 Shares. The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 2,000,000 (subject to any increase or decrease pursuant to Section 4.3), which may be either authorized and unissued shares of Common Stock or issued Common Stock reacquired by the Company. If any Option granted under the Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the number of unpurchased shares shall again be available for the purposes of the Plan.

     4..2 Individual Limit. No employee may be granted Awards covering more than 250,000 shares of Common Stock (subject to increase or decrease pursuant to Section 4.3) during any calendar year.

     4..3 Changes.


          (a) The number of shares of Common Stock covered by each outstanding Stock Option, and the exercise price per share in each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

          (b) If the Company shall be the surviving corporation in any merger or consolidation, each outstanding Stock Option shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Stock Option would have been entitled. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding

     Stock Option to terminate, provided that each optionee shall, in such event, if a period of 12 months from the date of the granting of the Stock Option shall have expired, have the right immediately prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation, to exercise his Stock Option in whole or in part without regard to the installment provisions of Section 6.4(d) of the Plan. Notwithstanding the above provisions upon a merger or consolidation, a Stock Option will not terminate if assumed by the surviving or acquiring corporation, or its parent, and in the case of an Incentive Stock Option the circumstances of such assumption are not deemed a modification of the Incentive Stock Option within the meaning of Sections 424(a) and 424(h)(3)(A) of the Code.

          (c) In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

          (d) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that no Incentive Stock Option granted pursuant to the Plan shall be adjusted in a manner that causes the Incentive Stock Option to fail to continue to qualify as an incentive stock option within the meaning of
     Section 422 of the Code.

          (e) The grant of a Stock Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

                                    ARTICLE V

                                   Eligibility

All officers, directors and employees of the Company and its Subsidiaries are eligible to be granted Stock Options under the Plan.

                                   ARTICLE VI

                                  Stock Options

     6..1 Options. Each Stock Option granted under the Plan shall be either an Incentive Stock Option or a Non-Qualified Stock Option.

     6..2 Grants. The Committee shall have the authority to grant to any person eligible under Article V one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify as an Incentive Stock Option shall constitute a separate Non-Qualified Stock Option.

     6..3 Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

     6..4 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Notice of Grant of Stock Option. Each Stock Option shall be evidenced by, and subject to the terms of, a Notice of Grant of Stock Option executed by the Company and the Participant. The Notice of Grant of Stock Option shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

          (b) Option Price. The option price per share of Common Stock purchasable upon exercise of a Stock Option shall be determined by the Committee at the time of grant, but shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant if the Stock Option is intended to be an Incentive Stock Option. The Committee may, in its discretion, grant Non-Qualified Stock Options at an option price per share which is below the Fair Market Value of the Common Stock on the date of grant.

          (c) Option Term. The term of each Stock Option shall be fixed by the Committee at the time of grant, but no Stock Option shall be exercisable more than ten years after the date it is granted.

          (d) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant; provided, however, that no Stock Option shall be exercisable in whole or in part prior to 12 months from the date it is granted; and provided further, that the Committee may waive any installment exercise or waiting period provisions, in whole or in part, at any time after the date of grant, based on such factors as the Committee shall deem appropriate in its sole discretion.

          (e) Method of Exercise. Subject to such installment exercise and waiting period provisions as may be imposed by the Committee, Stock Options may be exercised in whole or in part at any time during the option term by delivering to the Company written notice of exercise specifying the number of shares of Common Stock to be purchased and the option price therefor; provided, however, that not less than 50 shares may be purchased at any one time unless the number purchased is the total number at the time purchasable under the Stock Option. The notice of exercise shall be accompanied by payment in full of the option price and, if requested, by the representation described in Section 9.2. Payment of the option price may be made (i) in cash or by check payable to the Company, (ii) to the extent determined by the Committee on or after the date of grant, in shares of Common Stock duly owned by the Participant (and for which the

     Participant has good title free and clear of any liens and encumbrances) or
     (iii) by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the Fair Market Value of the Common Stock on the date of exercise. In addition, the Committee shall have the discretion to include in any Option grant the right of the Participant (A) to receive a loan from the Company to pay the exercise price of the Stock Option, with such terms as shall not cause the Stock Option, if an Incentive Stock Option, to become disqualified under Section 422 of the Code or amendments thereto, and/or (B) to receive such assistance from the Company in obtaining a loan from a financial institution as is necessary in the sole discretion of the Committee. Upon payment in full of the option price and satisfaction of the other conditions provided herein, a stock certificate representing the number of shares of Common Stock to which the Participant is entitled shall be issued and delivered to the Participant.

          (f) Death. In the event of a Participant's Termination of Employment by reason of death, any Stock Option held by such Participant which was exercisable on the date of death may thereafter be exercised by the legal representative of the Participant's estate until the earlier of twelve months after the date of death or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of death shall be forfeited.

          (g) Disability. In the event of a Participant's Termination of Employment by reason of Disability, any Stock Option held by such Participant which was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant until the earlier of twelve months after such date or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of such Termination of Employment shall be forfeited. If an Incentive Stock Option is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (h) Termination of Employment. Unless otherwise determined by the Committee on or after the date of grant, in the event of a Participant's Termination of Employment other than by reason of Death or Disability, all Stock Options held by such Participant on the date of such Termination of Employment shall be forfeited as of such date.

          (i) Non-Transferability of Options. No Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, to the extent consistent with the terms of the Plan and the Option, and all Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant.

          (j) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any subsidiary or parent corporation (within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

          Should the foregoing provisions not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

          (k) Ten-Percent Shareholder Rule. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, immediately prior to the grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation (within the meaning of Section 424 of the Code), unless the option price is at least 110% of the Fair Market Value of the Common Stock on the date of grant and the Option, by its terms, expires no later than five years after the date of grant.

     6..5 Rights as Shareholder. A Participant shall not be deemed to be the holder of Common Stock, or to have any of the rights of a holder of Common Stock, with respect to shares subject to the Option, unless and until the Option is exercised and a stock certificate representing such shares of Common Stock is issued to the Participant.

                                   ARTICLE VII

                            Termination or Amendment

     7..1 Termination or Amendment of Plan. The Committee may at any time amend, discontinue or terminate the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article IX); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination may not be impaired without the consent of such Participant and, provided further that, the Company will seek the approval of the Company's shareholders for any amendment if such approval is necessary to comply with the Code, Federal or state securities law or any other applicable rules or regulations.

     7..2 Amendment of Options. The Committee may amend the terms of any Award previously granted, prospectively or retroactively, but, subject to Article IV, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent.


                                  ARTICLE VIII

                                  Unfunded Plan

     The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.


                                   ARTICLE IX

                               General Provisions

     9..1 Nonassignment. Except as otherwise provided in the Plan, any Award granted hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Award, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Award and the rights and privileges conferred hereby shall immediately terminate and the Award shall immediately be forfeited to the Company.

     9..2 Legend. The Committee may require each person acquiring shares upon exercise of a Stock Option to represent to the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. The stock certificates representing such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or stock market upon which the Common Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     9..3 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     9..4 No Right to Employment. Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall the Plan impose any limitation on the right of the Company or any Subsidiary by which a Participant is employed to terminate such Participant's employment at any time.

     9..5 Withholding of Taxes. The Company shall have the right to reduce the number of shares of Common Stock otherwise deliverable pursuant to the Plan by an amount that would have a Fair Market Value equal to the amount of all Federal, state and local taxes required to be withheld, or to deduct the amount of such taxes from any cash payment otherwise to be made to the Participant. In connection with such withholding, the Committee may make such arrangements as are consistent with the Plan as it may deem appropriate.

     9..6 Listing and Other Conditions.

          (a) If the Common Stock is listed on a national securities exchange or The Nasdaq Stock Market, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or NASDAQ. The Company shall have no obligation to issue any shares of Common Stock unless and until such shares are so listed, and the right to exercise any Option shall be suspended until such listing has been effected.

          (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock upon exercise of a Stock Option is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or Awards, and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

          (c) Upon termination of any period of suspension under this Section 9.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

     9..7 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     9..8 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

     9..9 Liability of the Board and the Committee. No member of the Board or the Committee nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

     9..10 Other Benefits. No payment pursuant to an Award shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary nor affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

     9..11 Costs. The Company shall bear all expenses incurred in administering the Plan, including expenses related to the issuance of Common Stock upon exercise of Stock Options.

     9..12 Severability. If any part of the Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of the Plan which shall continue in full force and effect.

     9..13 Successors. The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

     9..14 Headings. Article and section headings contained in the Plan are included for convenience only and are not to be used in construing or interpreting the Plan.


                                    ARTICLE X

                                  Term of Plan

     10..1 Effective Date. The Plan shall be effective as of the date of its approval by the Company's shareholders.

     10..2 Termination Date. Unless sooner terminated, the Plan shall terminate ten years after it is adopted by the Board and no Awards may be granted thereafter. Termination of the Plan shall not affect Awards granted before such date.

                                 REVOCABLE PROXY
  PENN TREATY AMERICAN CORPORATION ANNUAL MEETING OF SHAREHOLDERS - May 24, 2002
          This Proxy is solicited on Behalf of the Board of Directors

Alexander M. Clark, Matthew W. Kaplan, and Domenic P. Stangherlin, each with the power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Annual Meeting of Shareholders of Penn Treaty American Corporation (the "Company") to be held at 9:00 A. M., prevailing local time on May 24, 2002 (the "Meeting"), including any adjournments thereof, and to vote all shares of stock of the Company which the undersigned is entitled to vote on all matters that properly come before the Meeting, subject to any directions indicated in the boxes below. Indicate your vote by placing an (X) in the appropriate box.

1. PROPOSAL TO ELECT DIRECTORS:[ ]For All[ ]For All Except [ ]Withhold For All (*) To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below and mark an (X) in the "For All Except" box.
     Name of Nominee:
                Francis R. Grebe        Michael F. Grill        Gary Hindes

2.   PROPOSAL TO ADOPT THE 2002 EMPLOYEE STOCK OPTION PLAN:
                 [  ]FOR           [  ]AGAINST       [  ]ABSTAIN


3. PROPOSAL TO RATIFY AND APPROVE THE ISSUANCE OF THE WARRANTS, CONVERTIBLE PREFERRED STOCK AND COMMON STOCK as agreed in connection with the reinsurance agreement with Centre Solutions (Bermuda), Limited:
                 [  ]FOR           [  ]AGAINST       [  ]ABSTAIN

4. PROPOSAL TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP as the independent public accountants for the Company and its subsidiaries for the year ending December 31, 2002.
                 [  ]FOR           [  ]AGAINST       [  ]ABSTAIN


5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

                 [  ]FOR           [  ]AGAINST       [  ]ABSTAIN


                                     (over)



-------------------------------------------------------------------------------
SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE ANNUAL MEETING IN THE MANNER SPECIFIED. IF PROPERLY EXECUTED AND RETURNED, AND NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ALL ITEMS ON THE PROXY. Receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement dated April 29, 2002 are hereby acknowledged.



                               IMPORTANT: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.


                               Dated:                                ,2002
                                     -------------------------------



                               ------------------------------------------------
                                                 (Signature)


                               ------------------------------------------------
                                                 (Signature)

                               PLEASE ACT PROMPTLY. SIGN, DATE & MAIL
                               YOUR PROXY CARD TODAY.